AMENDMENT NO. 10 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 10 TO MASTER SERVICES AGREEMENT (this “Amendment”)

effective as of November 16, 2023, by and between Segall Bryant & Hamill Trust, a Massachusetts business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, Ultimus and the Trust are parties to that certain Master Services Agreement dated May 3, 2019, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

(b)	Fund Accounting and Fund Administration Fee Letter to the Agreement, as previously amended, hereby is deleted in its entirety and replaced with Fund Accounting and Fund Administration Fee Letter attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)                This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

SEGALL BRYANT & HAMILL TRUST on its own behalf and on behalf of the Funds By: /s/ Carolyn Goldhaber Carolyn Goldhaber President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

SCHEDULE A

To the

Master Services Agreement

Between

Segall Bryant & Hamill Trust

and

Ultimus Fund Solutions, LLC

Dated May 3, 2019, as amended

Fund Portfolio(s)

Segall Bryant & Hamill Small Cap Value Fund

Segall Bryant & Hamill Small Cap Growth Fund

Segall Bryant & Hamill Small Cap Core Fund

Segall Bryant & Hamill All Cap Fund

Segall Bryant & Hamill Emerging Markets Fund

Segall Bryant & Hamill International Small Cap Fund

Segall Bryant & Hamill Global All Cap Fund

Segall Bryant & Hamill Short Term Plus Fund

Segall Bryant & Hamill Plus Bond Fund

Segall Bryant & Hamill Quality High Yield Fund

Segall Bryant & Hamill Municipal Opportunities Fund

Segall Bryant & Hamill Colorado Tax Free Fund

Segall Bryant & Hamill International Equity Fund

Barrett Growth Fund

Barrett Opportunity Fund

The parties duly executed this Schedule A as of November 16, 2023.

	Segall Bryant & Hamill Trust		Ultimus Fund Solutions, LLC
on its own behalf and on behalf of the Funds
By:	/s/ Carolyn Goldhaber	By:	/s/ Gary Tenkman
Name:	Carolyn Goldhaber	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Fund Accounting and Fund Administration Fee Letter

for

Segall Bryant & Hamill Trust

This Fund Accounting and Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Segall Bryant & Hamill Trust (the “Trust”), for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”), pursuant to that certain Master Services Agreement dated May 3, 2019, as amended (the “Agreement”), and the Fund Accounting Addendum and the Fund Administration Addendum, each dated May 3, 2019 (collectively, the “Addendums”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Services provided under the Addendums, Ultimus shall be entitled to receive a minimum fee of

$[REDACTED] for 16 Funds or an asset-based fee from the Trust computed with respect to the Trust assets as follows:

1.1.	For the Services provided under the Addendums, Ultimus shall be entitled to receive an asset- based fee as follows:

Average Daily Net Assets	Asset Based Fee
$0 to $ 2 billion Over $2 billion to $3 billion Over $3 billion to $5 billion	[REDACTED]% [REDACTED]% [REDACTED]% [REDACTED]%
In excess of $5 billion

Such fee shall be applied so that each Fund will pay $[REDACTED] with the remainder of the fee allocated to all Funds based on assets in each Fund.

1.2.	Trust Level Minimums. Notwithstanding the asset-based fee above or its minimum, there is a

$[REDACTED] trust level minimum for the first 16 series of the Trust. If the minimum fee is in place due to the asset-based fee being less than the minimum, the fee, in excess of

$[REDACTED], will be allocated pro-rata across the Funds based on assets under management. Beginning with the seventeenth portfolio in the Trust and for each series portfolio thereafter, the minimum base fee to which Ultimus will be entitled will increase by increments of $[REDACTED] minimum per series. The minimum will be discounted 100% for the first six months, 75% for the next 6 months and 50% for the next 12 months from the effective date of the Fund.

1.3.	New Classes. Notwithstanding the asset-based fee and new series fee above or their minimums,

each class, over two, of a series portfolio launched after the Effective Date will be subject to a per class minimum of $[REDACTED] per year.

1.4	Blue Sky Fees. The Trust agrees to pay Ultimus a fee of $[REDACTED] per permit on an annual basis.

1.5	Forms N-CEN and N-PORT

The Trust or Fund agrees to pay Ultimus an annual fee, for the first 16 Funds, of

$[REDACTED] for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 22e-4 under the 1940 Act. For each Fund removed, the complex base fee will decrease by $[REDACTED]. For each Fund added, the complex base fee will increase by $[REDACTED].

1.6	Price Quotes. The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10
Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100/month/CFC

1.7	Tax Provisioning/ASC 740 Compliance fee. Each Fund shall pay Ultimus $[REDACTED] per calendar quarter for tax provisioning services and ASC 740 Compliance. Subject to the mutual agreement of the parties, additional fees relating to tax provisioning or tax compliance may be charged relative to certain strategies or approaches taken by the adviser with respect to portfolio management. Examples of such supplemental tax provisioning/compliance fees include, without limitation, the following:

-  Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received.

-  Fee for separate tax year from fiscal year – in cases where a Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end.

-  Wholly-owned subsidiary fee – in cases where a Fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary].

-   Trust Preferred Securities [“TRUPS”] fee – in cases where a Fund holds TRUPS and transactions in total are more than 500 tax lots.

-  QCCO and Tax Straddle fee – in cases where a Fund wittingly or unwittingly engages in QCCO or tax straddle transactions. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable.

-   Equalization service fee – in cases where a Fund elects to utilize a tax equalization strategy.

-  Distribution estimates fee – in cases where an adviser requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes].

-  Tax diversification testing fee – in cases where a Fund invests in certain investments such as Funds of Funds structures whereby private Funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing.

1.8	Prospectus and Financial Report fee. Barrett Growth Fund and Barrett Opportunity Fund (the “Barrett Funds”) shall pay Ultimus an additional $[REDACTED] annual fee for so long as Ultimus provides services for separate prospectuses and financial reports for the Barrett Funds.

1.9	The Fees are payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

1.10	Liquidity Risk Management Program.

The Trust agrees to pay Ultimus for providing assistance in connection with the Company’s adoption and maintenance of the Company’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4, (i) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Trust’s LRMP, and (ii) other related fees.

Implementation Fee                                                                  None

Annual Fee                                                                                None

Other Related Fees

Form N-RN preparation and related Board Notification                 $[REDACTED] per event

Optional ICE Vantage Liquidity Indicator Module                          Out of Pocket Charges

2.	Out-Of-Pocket Expenses
2.1	In addition to the above fees, each Fund will reimburse Ultimus for certain out-of-pocket expenses incurred on the Trust’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust (or, with respect to a Fund, its investment adviser). The Trust will be responsible for its normal operating expenses, such as federal and state filing fees,

EDGARizing fees, insurance premiums, typesetting and printing of the Trust’s public documents, and fees and expenses of the Trust’s other vendors and providers.

2.2	The Trust will also reimburse Ultimus for the costs of the daily portfolio-price quotation services utilized by such Fund.

2.3	In addition, the Trust will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1- 9 under the 1940 Act.

3.	Term
3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

4.	Fee Increases

After the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI–U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Fund Accounting and Fund Administration Fee Letter dated November 16, 2023.

	Segall Bryant & Hamill Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:	/s/ Carolyn Goldhaber	By:	/s/ Gary Tenkman
Name:	Carolyn Goldhaber	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer